As filed with the Securities and Exchange Commission on October 6, 1997
                                                        Registration 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------
                                    Form S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                                      1933

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

        Colorado                                                 84-1057605
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                     1465 Kelly Johnson Boulevard, Suite 301
                        Colorado Springs, Colorado 80920
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)
                                   ----------
                               Richard L. Petritz
                             Chief Executive Officer
                               Simtek Corporation
                     1465 Kelly Johnson Boulevard, Suite 301
                           Colorado Springs, CO 80920
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                                Denver, Co 80203
                                 (303) 861-7000

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
                                  -------------
         If the only securities being registered on this Form are being offered pursuant dividend or interest reinvestment plans, please check the following box. / /

         If any of the  securities  being  registered  on this  form  are  being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                                -----------------


                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
|                                             |                    |   Proposed     |     Proposed     |                |
|                                             |                    |    maximum     |      maximum     |                |
|                                             |                    |   offering     |     aggregate    |     Amount of  |
|   Title of each class of securities to be   |   Amount to be     |     price      |     offering     |   registration |
|                 registered                  |   registered(1)    |  per share(2)  |       price      |        fee     |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|                                             |                    |                |                  |                |
|Common Stock, (par value $.01 per share)     |   2,727,563 shs    |     $1.19      |    $3,245,800    |      $1,119    |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|Common Stock, (par value $.01 per share)     |     843,150 shs    |     $0.50      |    $  421,575    |      $  145    |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|Common Stock, (par value $.01 per share)     |     400,000 shs    |     $1.60      |    $  640,000    |      $  221    |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|Common Stock (par value $.01 per share)      |     281,175 shs(3) |     $1.82      |    $  511,739    |      $  176    |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|Common Stock (par value $.01 per share)      |     822,825 shs(4) |     $1.56      |    $1,283,608    |      $  443    |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|Totals                                       |   5,074,713 shs    |                |    $6,102,722    |      $2,104    |
 ------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to Common Stock issuable upon exercise of outstanding Warrants. Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to adjustments under the warrants.

(2) The per share exercise price of the outstanding Warrants adjusted for anti-dilution provisions in the Warrant Agreements.

(3) The Warrant within the Representative Warrants granted on February 25, 1993 was for an exercise price of $2.97 with anti-dilution provisions.

(4) The original 172,500 Representative Warrants granted on February 25, 1993 were actually units consisting of three shares of Common Stock and one Class B Warrant for a price of $7.425 per unit. The units will eventually split up thus creating 517,500 shares of Common Stock at a exercise price of $2.475. These shares contain anti-dilution provisions detailed in the Representative Warrant Agreement.

                        ---------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

The following language appears in red on the left side of the cover page:

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997

PROSPECTUS
                                5,074,713 Shares

                               SIMTEK CORPORATION

                                  Common Stock
                                   ----------

     Simtek Corporation ("Simtek" or the "Company") intends to issue, from time to time, up to 5,074,713 shares of its Common Stock, par value $.01 per share ("Common Stock"), upon the exercise of outstanding warrants (the"Warrants"). The Warrants were originally issued in several transactions in the period from 1989 through 1994 as described in the Warrant Table (the "Warrant Table") under the heading "Plan of Distribution". The Warrants are exercisable on or before the issue date for each respective group of warrants shown on the Warrant Table. The Warrants must be exercised prior to 5:30 p.m., New York City time, on the expiration date shown for the respective group of Warrants on the Warrant Table. The exercise and transfer of the Warrants will be subject to applicable federal and state securities laws.

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company.

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "SRAM". On September 25, 1997, the closing sale price of the Common Stock as reported by the OTC Bulletin Board, was $0.41 per share.

                                 ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 --------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------
|                                           |  Price to Public   |   Underwriting Discounts | Total Proceeds to |
|                                           |                    |    and Commissions (1)   |  Company (2) (3)  |
|-------------------------------------------|--------------------|--------------------------|-------------------|
|                                           |                    |                          |                   |
| Group One                                 |     $1.19          |            $0            |       $1.19       |
|-------------------------------------------|--------------------|--------------------------|-------------------|
| Group Two                                 |     $0.50          |            $0            |       $0.50       |
|-------------------------------------------|--------------------|--------------------------|-------------------|
| Group Three                               |     $1.60          |            $0            |       $1.60       |
|-------------------------------------------|--------------------|--------------------------|-------------------|
| Group Four                                |     $1.82          |            $0            |       $1.82       |
|-------------------------------------------|--------------------|--------------------------|-------------------|
| Group Five                                |     $1.563         |            $0            |       $1.56       |
|-------------------------------------------|--------------------|--------------------------|-------------------|
| Total ................................... |  $6,102,722        |            $0            |    $6,102,722     |
-----------------------------------------------------------------------------------------------------------------

(1)  No underwriting discounts or commissions will be paid.  The shares will be offered directly by Simtek.
(2)  Before deducting registration expenses estimated at $27,100.
(3)  Assumes all of the Warrants are exercised.

              The date of this Prospectus is _______________, 1997.


                                                TABLE OF CONTENTS
Available Information............................  2      Use of Proceeds ................................  10
Information Incorporated by Reference............  2      Plan of Distributions...........................  10
The Company......................................  4      Legal Matters...................................  12
Risk Factors.....................................  5      Experts.........................................  12


                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the"Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048.

     The Company has filed with the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the"Securities Act"), with respect to the securities offered hereby (the "Registration Statement"). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed with the Commission (File No. 0-19027) and are incorporated in this prospectus by reference and made a part hereof:

      1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "Form 10- KSB Report").

      2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.

      3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

      4.  The Company's Report on Form 8-K dated January 28, 1997.

      5.  The Company's Report on Form 8-K dated May 20, 1997.

      6.  The Company's Report on Form 8-K dated July 1, 1997.

      7.  The Company's Report on Form 8-K dated July 28, 1997.

      8.  The Company's Report on Form 8-K dated September 3, 1997.

      9. The description of the Company's Common Stock contained under the heading "Description of Securities" in the Company's Registration Statement on Form S-1 (File No. 33-72204) that was declared effective by the Commission on January 31, 1994.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this prospectus.

     The Company will provide without charge to each person to whom this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to Simtek Corporation, Chief Operating Officer, 1465 Kelly Johnson Blvd. #301, Colorado Springs, Colorado 80920 (telephone number 719-531-9444).

                                   THE COMPANY

     Simtek Corporation designs, develops, produces and markets high performance nonvolatile semiconductor memories. Nonvolatility prevents loss of programs and data when electrical power is removed. The Company's nonvolatile memory products feature fast data access and programming speeds and electrical reprogramming capabilities. Simtek's products are targeted for use in commercial electronic equipment markets such as industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons.

     The principal executive office of the Company is located at 1465 Kelly Johnson Blvd., Suite 301, Colorado Springs, Colorado 80920. The Company's telephone number is 719-531-9444. Unless the context otherwise requires, the terms "Simtek" and the "Company" refer to Simtek Corporation.

                                  RISK FACTORS

     Warrant holders should carefully consider the following risk factors, in addition to the other information contained in or incorporated by reference into this Prospectus, in evaluating an investment in the shares of Common Stock pursuant to exercise of the Warrants.

LIMITED CAPITAL FOR OPERATIONS; ADDITIONAL FINANCING REQUIREMENTS

     The Company has required substantial outlays of capital for product development, manufacturing and marketing. From inception through December 31, 1996, the Company raised approximately $32.1 million of gross proceeds from the sale of convertible debt and equity securities. From inception through December 31, 1996, the Company generated approximately $10.1 million of gross revenue from the sale of product and technology licenses, approximately $12.5 million from net product sales and $600,000 in royalty income.

     Management of the Company anticipates that the proceeds from the exercise of Warrants, together with a substantial increase in product sales with positive gross margins will satisfy the Company's cash requirements to produce and market its existing four product families. There can be no assurance that there will be a substantial increase in sales of the Company's products or positive gross margins or that all or a substantial portion of the Warrants will be exercised. In addition, it may be necessary for the Company to look for additional funding in the next six to twelve months to support the costs associated with the development of new product families. While the Company has been successful in obtaining financing for its operations to date, there can be no assurance it will be able to do so in the future. If such financing is unavailable, the Company may not be able to develop new product families and the number of new products the Company sells may be limited.

HISTORY OF OPERATING LOSSES; ANTICIPATED CONTINUING OPERATING LOSSES

     Simtek commenced business operations in 1987. As of June 30, 1997 the Company had an accumulated deficit of approximately $29.0 million. While the Company realized net income from operations of approximately $197,000 and $122,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, prior to that time, the Company had experienced several years of operating losses. There can be no assurances that the Company will continue to generate income from operations during the foreseeable future.

     Future revenues and profits will depend on various factors, including market acceptance of the Company's products and the prices thereof, the ability of the Company to reduce manufacturing costs to consistently achieve positive gross margins on commercial and military sales, the ability of subcontractors to manufacture the Company's products to applicable specifications in a cost effective manner. Many of these factors are outside the control of the Company.

REMOVAL FROM NASDAQ SMALL-CAP MARKET LISTING

     The Company's Common Stock is listed on the OTC Electronic Bulletin Board under the symbol SRAM. The Common Stock was listed on the NASDAQ Small-Cap Market until July 18, 1995 and then transferred to the OTC Electronic Bulletin Board because the Company no longer met the requirements for inclusion on the NASDAQ Small-Cap Market. In order for the Company to have its Common Stock relisted on the National Market System, the Company must meet all the requirements for an initial listing. The Company does not believe it will be able to satisfy such requirements in the near future.

     Securities not included in the NASDAQ Small-CAP Market are covered by the Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities, which will have an adverse effect on the ability of the Company's security holders to sell their securities and the possibility of the Company's ability to raise additional capital.

RISKS ASSOCIATED WITH MANUFACTURING

     The manufacturing of semiconductors is highly complex and sensitive to a wide variety of factors, including the level of contaminates in the manufacturing environment, impurities in the materials used and the performance of equipment. Many factors are outside the control of the Company. These factors may adversely affect the manufacturing yield of the Company's production runs, which in turn will affect the cost of producing the Company's products including the cost per silicon wafer, the number of potential chips per wafer and the cost of packaging and testing the finished products.

     While over the past year and one-half, the Company has been able to maintain positive gross margins, management of the Company believes that further reducing manufacturing costs will be the key to maintaining positive gross margins on a consistent basis. The Company has reduced manufacturing costs thus far primarily by reducing chip sizes, thereby increasing the number of potential chips per wafer, by increasing yields thereby increasing more good die per wafer, by reducing the cost per finished wafer and by converting from ceramic to plastic product packaging. The Company is also seeking to reduce manufacturing costs by reducing testing costs and by increasing the yield of functional chips per wafer through the elimination of defects in the manufacturing process and other improvements in the manufacturing process. There is no assurance, however, that any of the foregoing cost reduction measures will be realized on a consistent basis, and that such cost reductions will be sufficient to continue generating consistent profits.

     The production cycle time for the Company's products is approximately three months. Therefore, any delays in receiving silicon wafers will delay the receipt of product sales revenue by the Company. Any such delays also could result in the cancellation of orders or impair the Company's ability to secure future orders for its products. Lower than acceptable manufacturing yields may also delay product shipments. In addition, technical problems that may arise at the factory or in specific customer applications can impact product reliability, necessitating inventory write-offs or warranty replacements. Such technical problems may occur at any time.

DEPENDENCE ON TWO SUBCONTRACTORS

     The Company has engaged independent subcontractors for silicon wafer manufacture and assembly and testing of its products. The Company's operating results depend on the ability of its subcontractors to supply silicon wafers conforming to applicable specifications and to assemble and test Simtek's products in sufficient quantities to meet the Company's requirements, all at a competitive cost. The Company is presently dependent upon two subcontractors, Zentrum Mikroelektronik Dresden GmbH ("ZMD") and Chartered Semiconductor Manufacturing Plc. of Singapore ("Chartered"), to manufacture its semiconductor wafers for product sales. In the event that one or both of these subcontractors are unable to supply the Company's requirements for manufactured products at an acceptable price and within an appropriate schedule, the Company will be required to find alternative sources of supply. If such alternative sources of supply are unavailable to the Company on acceptable terms and on a timely basis, the Company will be materially adversely affected. There is no assurance that the Company will have continued access in the future to adequate silicon wafer manufacturing facilities or assembly and testing services.

     On September 29, 1992, the Company and Chartered entered into a manufacturing agreement (the "Chartered Manufacturing Agreement") to provide the Company with silicon wafers for the Company's products through at least September 29, 1997 which has been recently extended, under similar terms, to September 8, 1998. Under the Chartered Manufacturing Agreement, Chartered has installed a manufacturing process for versions of the Company's current and future products.

     According to the Chartered Manufacturing Agreement that was extended until September 8, 1998, the Company has the right to purchase up to 600 six-inch silicon wafers per month from Chartered's facility in Singapore. The limit to purchase 600 wafers per month could have a material impact on the Company's operations in the future. Approximately 44% and approximately 68% of the Company's product sales were based on wafers purchased from Chartered for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively.

     In September 1995, the Company entered into an agreement (the "Cooperation Agreement") with ZMD which provides for Simtek to purchase finished 0.8 micron units from ZMD's foundry. The Company is currently working under a purchase order for fixed pricing that will supply the Company with finished units through the remainder of 1997. There can be no assurance that ZMD will quote Simtek an acceptable per unit price after the existing purchase order expires. If the new price is unacceptable to Simtek, it may have an adverse impact on the sales and gross margins of the Company's 64 kilobit product based on 0.8 micron product technology. Sales of this product accounted for approximately 56% and approximately 32% of the Company's revenue for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively.

FOREIGN CURRENCY EXCHANGE RATE AND CONVERSION RISKS

     The Company purchases silicon wafers and finished units from its two foundries, Chartered which is located in Singapore and ZMD which is located in Germany. The purchase price for finished units purchased from ZMD is in US dollars and makes no concessions for an exchange rate fluctuation. The purchase price for silicon wafers from Chartered is in US dollars, however, in the agreement entered into with Chartered there is a clause that allows for a price adjustment for exchange rate fluctuation. The price of the silicon wafer will be modified should the 6 month rolling average rate of exchange fluctuate by more than 5% from the set point.

     Sales of the Company's products are worldwide with approximately one-third of the total sales in each of Asia, Europe and North America. The fluctuation in the exchange rate could affect the revenues and profits of the Company. In general, the Company does not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks.

DEPENDENCE ON PRINCIPAL CUSTOMERS AND OTHERS FOR SALES AND DISTRIBUTIONS

     The Company's strategy is to generate sales through the use of independent sales representative agencies and distributors. The agreements with the Company's sales representatives and distributors are terminable without cause by either party upon 30 to 90 days written notice. There is no assurance that suitable sales representatives and distributors will be available on terms favorable to the Company.

     Sales to one unaffiliated customer and three distributors which represent 10% or more of the Company's sales for six months ended June 30, 1997 and the year ended December 31, 1996 were as follows:

                                     Six Months
                                        Ended               Year Ended
       Distributors/Customer        June 30, 1997        December 31, 1996
       ---------------------        -------------        -----------------
                A                        29%                    24%
                B                        11%                    10%
                C                        --                     10%
                D                        19%                    17%

     There can be no assurances that the Company will continue receiving orders from these customers or that it will maintain the relationships with the distributors..

     As of June 30, 1997, the Company's backlog of unshipped customer orders expected to be filled within the next six months was approximately $1,250,000. All orders are cancelable prior to 30 days before the schedule shipping date and, therefore, should not be used as a measure of future product sales.

LACK OF NEW LICENSE REVENUES

     The Company has received substantially all revenue to which it is entitled under existing license agreements and has not sold any new licenses. There is no assurance that the Company will sell any product or technology licenses in the future.

PRODUCT QUALIFICATION AND SALES

     Prior to the commencement of product sales, the Company must establish that its products meet certain performance and reliability standards. As part of this process, known as product qualification, representative samples of the products are subjected to a variety of tests to ensure performance in accordance with commercial, industrial and military specifications. Delays or failure of the Company to accomplish product qualification for future products will adversely affect the Company. Even with successful initial product qualifications there is no assurance that the Company can maintain product qualification or achieve sufficient sales or product pricing to meet its operating requirements. The Company's subcontractors must be audited and recertified by the Company on a regular basis for the Company to continue to produce military-qualified products. There is no assurance that such recertification will be achieved.

     Although the Company has achieved design wins and generated customer orders for its products, there is no assurance that such design wins will result in product sales or that such customer orders will not be canceled prior to being filled. In addition, there is a significant period of time required for customers to incorporate the Company's products into their product designs after receiving evaluation samples, which may delay the Company's revenue growth.

DEPENDENCE ON NEW PRODUCTS

     The  Company's  success  depends  in part upon its  ability  to expand  its existing product families and to develop and market new products. The development of new semiconductor designs and technologies typically requires substantial research and development expenditures. Even if developed, the success of new products is dependent on several factors, including proper product selection, timely product introduction, achievement of acceptable production yields and market acceptance. There can be no assurance that the Company will successfully develop new products that can be introduced on a timely or cost-effective basis or that any new products introduced by the Company will receive market acceptance.

RISKS ASSOCIATED WITH THE SEMICONDUCTOR INDUSTRY

     The semiconductor industry is characterized by rapid technological change and product obsolescence, cyclical market patterns, price erosion and product oversupply, occasional shortages of materials, variations in manufacturing efficiencies and significant expenditures for capital equipment and product development. There can be no assurance that the SNOS technology that the Company currently utilizes will not be supplanted in the near future by other nonvolatile memory technologies such as floating gate, ferroelectric and magnetic film technologies. The industry has from time to time experienced depressed business conditions. Fluctuations in the Company's operating results could occur due to one or more of these factors.

COMPETITION AND MARKET ACCEPTANCE

     The semiconductor industry is intensely competitive. The Company's ability to compete depends on elements both within and outside of the Company's control, including product cost, quality and performance, success in developing new products, continued access to advanced semiconductor processes and silicon wafer supplies, the speed at which customers incorporate the Company's products into their systems, changes in technology, the cost- effectiveness of manufacturing, the number and nature of its competitors and general economic conditions. The Company experiences competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than Simtek. Among the Company's competitors are major corporations possessing worldwide wafer fabrication and circuit production facilities and diverse established product lines. There are also emerging companies attempting to obtain a share of the market for the Company's product families. If the Company's products achieve market acceptance, other companies may sell competitive products at prices below Simtek's which would have an adverse effect on the Company's operating results. The Company has sold product and technology licenses to Plessey, Nippon Steel and ZMD. At this time Plessey and Nippon Steel have not put Simtek's products into production, however, ZMD is producing these products in order to sell them to Simtek. Under the agreement ZMD has with the Company, ZMD may enter the market and begin selling these products at any time. ZMD has entered the market and they may become a significant competitor to the Company.

DEPENDENCE ON KEY EMPLOYEES

     The Company's success depends in part on its ability to attract and retain qualified technical and management personnel. The competition for such personnel is intense. The loss of key personnel may have a material adverse affect on the Company.

DEPENDENCE ON PATENTS

     Six U.S. patents have been issued to the Company relating to certain aspects of its current products, and the Company has been notified that one other patent application has been allowed by the U.S. Patent Office. The Company also has taken steps to apply for international patents on its technology. The Company plans to continue to seek protection of its intellectual property. There is no assurance, however, that any patents applied for will issue or will provide the Company with meaningful protection from competition or that the Company will have the financial resources necessary to maintain or enforce any patent rights that it may hold. Other companies may have been or may be involved in research and development that may lead to patents similar to or relating to those developed by the Company or similar to or relating to specific aspects of the Company's products and technologies. The Company has not engaged counsel to determine whether its products are generally free from patent infringement.

POSSIBLE PATENT INFRINGEMENT

     In the past, the Company has been notified by two companies that certain of its products and technologies may be related to patents owned by them and a third party has notified the Company that the Company's products or technologies may infringe on two patents owned by the party. At the time of the notices, the Company retained legal counsel to evaluate three patents corresponding to the notices, but the Company has yet to determine whether its products infringe such third party patents. While the Company has received no recent correspondence concerning such claims, there can be no assurance that further action will not be taken with respect to such claims or that new claims will not be asserted. If infringement claims are asserted against the Company and are upheld or determined to be meritorious, the Company will attempt to modify its products so they are non-infringing. If the Company is unable to modify its products, the Company will be required to obtain a license to sell such products or cease selling the products for which the claims are asserted. There is no assurance that, if required, such licenses can be obtained. Simtek will be materially adversely affected if it fails to obtain any required licenses on acceptable terms and is forced to cease selling any of its products. If an infringement claim is asserted against the Company and is upheld and deemed to be willful, treble damages may be obtained from the Company.

BOARD DISCRETION IN APPLICATION OF PROCEEDS

     The Company's management may apply the proceeds of this offering for purposes other than those specified in "Use of Proceeds" in order to accommodate certain contingencies. See "Use of Proceeds" for a discussion of these contingencies and the alternative uses of the proceeds of this offering in the event of such contingencies.

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends on the Common Stock and does not anticipate paying any dividends in the foreseeable future on the Common Stock. Earnings, if any, will be retained to finance growth.

CONTROL OF THE COMPANY BY AFFILIATES

     Prior to the issuance of Common Stock pursuant to outstanding Warrants, the executive officers and directors of the Company, together with their affiliates (including ZMD), controlled the vote of more than 35% of the outstanding Common Stock, assuming exercisable outstanding warrants and options held by such persons. Assuming that all of the Warrants are exercised, such persons will control the vote of more than 30% of the outstanding Common Stock and, to the extent they act in concert, will have the ability to influence the outcome of issues submitted to the Company's shareholders.

POSSIBLE VOLATILITY OF COMMON STOCK PRICES

     There is no assurance that an active public market for the Common Stock will continue to exist. The trading prices of the Common Stock may be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new products by the Company or its competitors and other events or factors, including the sale or attempted sales of a large amount of Common Stock into the market. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market price for many high technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     As of the date of this Prospectus, there are 28,676,685 shares of Common Stock outstanding. Of these shares of Common Stock 20,129,300 shares (the "Registered Shares") have been registered under the Securities Act of 1933, as amended (the "Act") or qualify for sale without registration under Rule 144.

     The 8,547,385 shares of Common Stock that have not been registered under the Act are "restricted securities" as defined in Rule 144 under the Act (the "Restricted Shares"). The Restricted Shares may only be sold pursuant to registration under the Act or pursuant to exemptions, including, among others, the exemption provided by Rule 144. Any Restricted Shares sold under the Rule 144 are subject to the volume and timing requirements defined by Rule 144. The 8,547,385 Restricted Shares are held by ZMD, an affiliate of the Company. The Restricted Shares have met the holding period requirements of Rule 144 but are subject to volume and timing requirements defined by Rule 144. The Company has no assurance that ZMD will not attempt to sell these shares.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could also impact the Company's ability to raise capital through the sale of its equity securities.

POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Board of Directors has authority to issue up to 2,000,000 shares of preferred stock in one or more series to establish the voting powers, preferences and other rights and qualifications thereof, without any further vote or action by the shareholders. The issuance of preferred stock by the Board of Directors could affect the rights of the holders of Common Stock and could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors has no specific intention to issue shares of preferred stock, but given the Company's present capital requirements, it is possible that the Company will raise capital through the sale of preferred stock in the future.

                                 USE OF PROCEEDS

     If all of the Warrants are exercised, net proceeds to the Company after payment of expenses of this registration are estimated to be approximately $6,102,722. See "Plan of Distribution." Such proceeds, if any, will be used to fund production and marketing of the Company's 0.8 micron 256 kilobit nvSRAM and the development of other new products.

     Pending use of the net proceeds from the issuance of shares as described above, the Company intends to hold such proceeds in short-term, interest bearing and other money market instruments.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby are being issued by the Company upon the exercise of the Warrants. The warrants were issued pursuant to various Warrant Agreements (the"Warrant Agreements") between the Company and Continental Stock Transfer and Trust, as Warrant Agent (the"Warrant Agent") in connection with past securities offerings. The following table sets forth certain provisions of the Warrant Agreements. The number of shares issuable upon exercise of all Warrants is based on the number of shares of Common Stock outstanding at August 31, 1997.

                                                                                                Number
                                                           Per                                 of Shares       Dollars
                                   Number                Warrant      Number     Per Share     Issuable         upon
                         Issue  of Warrants    Exp.      Exercise    of Shares   Purchase    upon Exer. of   Exer. of all
Description              Date   Outstanding    Date       Price      per warr.     price     all warrants     warrants
-----------              ----   -----------    ----      --------    ---------   ---------   -------------   ------------
Class B Warrant         2/17/93  1,725,000    2/12/98     $1.80         1.51      $1.19       2,604,750       $3,099,653
Class B Warrant         2/25/93     81,333    2/12/98      1.80         1.51       1.19         122,813          146,147
                                 ---------                 ----                               ---------       ----------

TOTAL CLASS B
  WARRANTS                       1,806,333                $1.80         1.51      $1.19       2,727,563       $3,245,800
                                 =========                =====                   =====       =========       ==========

Other Warr-Petritz      9/29/89     63,300   10/26/97      $.50         1.00       $.50          63,300       $   31,650
Other Warr-Petritz      9/27/90     52,751   10/26/97       .50         1.00        .50          52,751           26,376
Other Warr-TTLP         9/29/89    126,600   10/26/97       .50         1.00        .50         126,600           63,300
Other Warr-TTLP         9/27/90    105,499   10/26/97       .50         1.00        .50         105,499           52,750
                                 ---------                                                    ---------       ----------

Total Other
  Warrants                         348,150                              1.00      $$.50         348,150       $  174,076
                                 =========                                        =====       =========       ==========

Repres. Warr.            3/6/91    195,000   10/26/97      $.50         1.00       $.50         195,000          $97,500
Repres. Warr           10/30/92    300,000   10/26/97       .50         1.00        .50         300,000          150,000
Repres. Stock in Unit*  2/25/93    517,500    2/12/98      2.475        1.59       1.56         822,825        1,283,607
Repres. Warr**          2/25/93    172,500    2/12/98      2.97         1.63       1.82         281,175          511,739
Repres. Warr.           1/31/94    400,000    1/30/99      1.60         1.00       1.60         400,000          640,000
                                 ---------                                                    ---------       ----------

Total Repres.
  Warrants                       1,585,500                                                    1,999,000       $2,682,846
                                 =========                                                    =========       ==========

Total Warrants                   3,739,983                                                    5,074,713       $6,102,722
                                 =========                                                    =========       ==========

--------------------

* The original 172,500 Representative Warrants granted on February 25, 1993 were actually units consisting of three shares of Common Stock and one Class B Warrant for a price of $7.425 per unit. The units will eventually split up thus creating 517,500 shares of Common Stock at a exercise price of $2.475. These shares contain anti-dilution provisions detailed in the Representative Warrant Agreement.

** The Warrant within the Representative Warrants granted on February 25, 1993 was for an exercise price of $2.97 with anti-dilution provisions.

     The Warrants must be exercised prior to 5:30 p.m., New York City time, on the expiration date shown above. The Board of Directors of the Company is considering changing the per share exercise price and/or the expiration date of certain Warrants.

     The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the Company. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which such holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

     No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

     The Class B Warrants and Representative Warrants which are currently exercisable, for 4,726,563 shares of Common Stock, have usual and customary anti-dilution provisions as more fully described in the Warrant Agreements with Continental Stock Transfer and Trust.

     The Board of Directors is currently considering extending the expiration date and/or adjusting the Exercise Price in order to have the price of the Warrants more consistent with the current market price. The Company may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than twenty (20) business days) deemed appropriate by the Board of Directors of the Company.

                                  LEGAL MATTERS

     The validity of the Common Stock to be issued upon exercise of the Warrants will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.

                                     EXPERTS

     The financial statements and schedules of Simtek Corporation incorporated by reference into this prospectus from Simtek's form 10-KSB Report, have been audited by Hein + Associates LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not otherwise defined in Part II are used as defined in the Prospectus contained in this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

      Securities and Exchange Commission registration fee.........     $   2,104
      Legal fees and expenses.....................................        10,000
      Accounting fees.............................................        10,000
      Miscellaneous...............................................         5,000
                                                                       ---------

             Total ...............................................     $  27,104
                                                                       =========

-------------------------
      The above expenses will be borne by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Six of the Company's Articles of Incorporation requires the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     Article Five of the Company's Articles of Incorporation provides that, to the fullest extent permitted by the Colorado Corporation Code, directors of the Company shall not be liable to the Company or any of its shareholders for damages caused by a breach of a fiduciary duty by such director.

     The above discussion of the Company's Articles of Incorporation is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 4.1     Specimen of  Common Stock certificate of the Company. (1)

 5.1     Legality opinion of Holme Roberts & Owen LLP.

23.1     Consent of Independent Public Accountants--Hein + Associates LLP.

23.2     Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.


-------------------------
(1) Incorporated by reference to the Company's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 33- 37874) filed with the Commission on March 4, 1991.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arises under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

The Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933,

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 30th day of September 1997.

                                  Simtek Corporation
                                  a Colorado corporation


                                  By:  /s/ Richard L. Petritz
                                     -------------------------------------------
                                     Richard L. Petritz
                                     Chief Executive Officer and Chief Financial
                                     Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

         Signature                                Title                              Date
         ---------                                -----                              ----

/s/ Richard L. Petritz                      Chairman of the Board              September 30, 1997
----------------------------------
Richard L. Petritz


/s/  Richard L. Petritz                     Chief Executive Officer            September 30, 1997
----------------------------------          and Chief Financial Officer
Richard L. Petritz


/s/  Douglas Mitchell                       Chief Operating Officer            September 30, 1997
----------------------------------
Douglas Mitchell


/s/ Robert Keeley
----------------------------------          Director                           September 30, 1997
Robert Keeley


/s/ Sheldon Taylor                          Director                           September 30, 1997
----------------------------------
Sheldon Taylor


/s/ Klaus Wiemer                            Director                           September 30, 1997
----------------------------------
Klaus Wiemer